Exhibit (d)(b)(6)(ii)

BRIGHTHOUSE FUNDS TRUST II

AMENDMENT No. 2 TO THE

SUB-ADVISORY AGREEMENT

(Brighthouse/Dimensional International Small Company Portfolio)

AMENDMENT made as of this 1st day of March 2022, to the Sub-Advisory Agreement dated August 4, 2017, as amended (the “Agreement”), by and between Brighthouse Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and Dimensional Fund Advisors LP, a Delaware limited partnership (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE TO COMPENSATION OF SUBADVISER

Pursuant to Paragraph 11 of the Agreement, the compensation of the Subadviser referenced in Paragraph 6, which contains the schedule of fees, is hereby amended as follows:

6. Compensation of the Subadviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Subadviser hereunder, the Manager shall pay the Subadviser compensation at the annual rate of 0.35% of all assets. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Portfolio pursuant to the Advisory Agreement. If the Subadviser shall serve for less than the whole month or another agreed upon interval, the forgoing compensation shall be prorated. The Manager may from time to time waive the compensation it is entitled to receive from the Fund, however, any such waiver will have no effect on the Manager’s obligation to pay the Subadviser the compensation provided for herein.

2.	SUBADVISORY AGREEMENT

In all other respects, the Agreement is confirmed and remains in full force and effect.

3.	EFFECTIVE DATE

This Amendment shall become effective as of March 1, 2022.

IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.

BRIGHTHOUSE INVESTMENT ADVISERS, LLC		DIMENSIONAL FUND ADVISORS LP
by Dimensional Holdings Inc., its general partner

By:	/s/ Kristi Slavin	By:	/s/ Carolyn O

Name:	Kristi Slavin	Name:	Carolyn O
Title:	President	Title:	Vice President